Exhibit 99.1
Lifetime Brands Announces Closing of $60 Million Second Lien Term Loan and Amended and Extended $200 million ABL Facility
New second lien term loan and ABL Facility maturities to August 2031
GARDEN CITY, NY, August 17, 2026 -- Lifetime Brands, Inc. (NasdaqGS: LCUT), a leading global designer, developer and marketer of a broad range of branded consumer products used in the home, today announced that it has completed the refinancing of its credit facilities.
The Company's existing Term Loan B has been replaced with a new $60 million second lien term loan provided by Pathlight Capital, and the Company's $200 million asset-based revolving credit facility agented by JPMorgan (the “ABL Facility”) has been amended and extended. Both the new second lien term loan and the amended ABL Facility mature in August 2031.
“This refinancing extends our debt maturity, enhances our financial flexibility” said Rob Kay, Chief Executive Officer. “It reflects the continued strength of our business and positions us well to invest in our operations and continue executing on our long-term strategy.”
For additional information regarding this transaction, please refer to the Company’s Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission (SEC) within four business days of this announcement and available at www.sec.gov.
Forward-Looking Statements
This release contains forward-looking statements that are subject to risks and uncertainties, including the Company’s ability to comply with the requirements of its credit agreements, the availability of funding under such agreements, and the Company’s ability to maintain adequate liquidity and an appropriate level of debt. These risks and uncertainties could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Investors should not place undue reliance on these statements. Additional risk factors are described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these forward-looking statements other than as required by law.
Lifetime Brands, Inc.
Lifetime Brands is a leading global designer, developer and marketer of a broad range of branded consumer products used in the home. The Company markets its products under well-known kitchenware brands, including Farberware®, KitchenAid®, Sabatier®, Amco Houseworks®, Chef'n® Chicago™ Metallic, Copco®, Fred® & Friends, Houdini™, KitchenCraft®, Kamenstein®, La Cafetière®, MasterClass®, Misto®, Swing-A-Way®, Taylor® Kitchen, Rabbit®, and Dolly®; respected tableware and giftware brands, including Mikasa®, Pfaltzgraff®, Fitz and Floyd®, Empire Silver™, Gorham®, International® Silver, Towle® Silversmiths, Wallace®, Wilton Armetale®, V&A®, Royal Botanic Gardens Kew®, Year & Day®, Dolly®, Royal Leerdam®, and ONIS®; and valued home solutions brands, including BUILT NY®, S'well®, Taylor® Bath, Taylor® Kitchen, Taylor® Weather, Elements®, Planet Box®, and Dolly®. The Company also provides exclusive private label products to leading retailers worldwide.
The Company's corporate website is www.lifetimebrands.com.
Contacts:

Lifetime Brands, Inc.
Laurence Winoker, Chief Financial Officer
516-203-3590
investor.relations@lifetimebrands.com
or
MZ North America
Shannon Devine
Main: 203-741-8811
LCUT@mzgroup.us